UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): March 10, 2009

THE GOLDFIELD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-7525	88-0031580
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1684 West Hibiscus Blvd. Melbourne, FL	32901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (321) 724-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2009, the Board of Directors of The Goldfield Corporation (“Goldfield” or the “Company”) approved the actions of the Compensation Committee of the Board of Directors set forth below with regard to the annual incentive compensation earned in 2008 by Stephen R. Wherry, Senior Vice President, Treasurer and Chief Financial Officer of Goldfield and with regard to the compensation eligible to be earned in 2009 by John H. Sottile, Chairman, President and Chief Executive Officer of Goldfield, Robert L. Jones, President of Southeast Power Corporation, Goldfield’s electrical construction subsidiary (“Southeast Power”) and Mr. Wherry, as described below. Mr. Sottile, Mr. Jones and Mr. Wherry were the executive officers named in the Summary Compensation Table of Goldfield’s 2008 Proxy Statement and are expected to be named in the Summary Compensation Table of Goldfield’s 2009 Proxy Statement.

Annual Incentive Compensation Earned in 2008. The Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, an annual cash bonus award in the amount of $30,834.08 for Mr. Wherry, earned during 2008, which will be paid in 2009, pursuant to The Goldfield Corporation Performance-Based Bonus Plan (the “Plan”). The bonus award approved for Mr. Wherry was earned based upon the Compensation Committee’s assessment of the level of his performance with respect to the performance measures established in and for 2008. Mr. Sottile requested that the Compensation Committee forego granting him a bonus award for 2008 and the Compensation Committee acceded to his request. Mr. Jones earned a bonus award in the amount of $68,754.92 during 2008, which will be paid in 2009, pursuant to the Plan. The criteria and methodology for determining Mr. Jones’s 2008 bonus were approved at the meeting of the Board of Directors held on March 18, 2008.

These bonuses are subject to increase or decrease based on audit adjustments made, if any, in connection with the finalization of the Company’s year-end financial statements.

Annual Incentive Compensation to be Earned in 2009. The Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, bonus opportunities for Mr. Sottile, Mr. Jones and Mr. Wherry for 2009, in accordance with the provisions of the Plan, which are consistent with those in effect for 2008. Mr. Sottile will have the opportunity to earn a bonus award up to a maximum of 50% of his base salary, and his bonus will be dependent upon the increase in Goldfield’s share price in 2009, the increase in Goldfield’s net income in 2009 and his overall executive performance in 2009, a non-quantitative factor incorporating an evaluation by the Compensation Committee of Mr. Sottile’s leadership, strategic planning, relationship management and human resources management. Mr. Jones will have the opportunity to earn a bonus award, which will be calculated as a percentage of the pre-tax earnings of Southeast Power, subject to adjustment for certain specified items, and will not be dependent upon any other factors. Mr. Wherry will have the opportunity to earn a bonus award up to a maximum of 30% of his base salary, and his bonus will be dependent upon the increase in Goldfield’s net income in 2009 and his overall executive performance in 2009, a non-quantitative factor incorporating an evaluation by the Compensation Committee of Mr. Wherry’s contributions with respect to financial management, Goldfield’s reporting and internal controls and other compliance initiatives.

2009 Base Salary Increases. The Compensation Committee recommended to the Board of Directors, and the Board of Directors approved an increase in Mr. Jones’ base salary from $134,176 to $150,000, effective March 16, 2009. In addition, in accordance with the terms of his employment contract, effective January 1, 2009, Mr. Sottile’s base salary was scheduled to increase by an amount equal to the percentage increase over the preceding twelve months in the CPI. However, in light of the national economic conditions, Mr. Sottile elected to waive for 2009 the CPI increase and to further decrease his salary by five percent, which resulted in a decrease from $461,819.33 to $438,728.36. For 2010 and future years, the formula prescribed by the Employment Contract and the base figures will remain as determined in the Employment Agreement as though the waiver and the election for Mr. Sottile to decrease his 2009 salary had not been made. Without this waiver, Mr. Sottile’s revised base salary for 2009 would have been $462,241.49. A copy of the letter from Mr. Sottile to the Board of Directors requesting the foregoing changes to his compensation is filed as Exhibit 10-1 to this Current Report on Form 8-K.

Goldfield will provide additional compensation information regarding the compensation paid to each of the named executives for the 2008 fiscal year in Goldfield’s proxy statement for the 2009 Annual Meeting of Shareholders, which is expected to be filed with the Securities and Exchange Commission in April 2009.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description of Exhibit
10-1	Letter dated January 23, 2009 from John H. Sottile to the Board of Directors of The Goldfield Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 12, 2009

THE GOLDFIELD CORPORATION

By:	/s/ STEPHEN R. WHERRY
Stephen R. Wherry
Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit	Description of Exhibit
10-1	Letter dated January 23, 2009 from John H. Sottile to the Board of Directors of The Goldfield Corporation.